Exhibit 4.1

THIRD AMENDMENT TO

SECOND AMENDED AND RESTATED LOAN AGREEMENT

      THIS THIRD AMENDMENT TO SECOND AMENDED AND RESTATED LOAN AGREEMENT (this "Amendment") is made and entered into as of this 27th day of April, 2000 (the "Agreement Date"), by and between CPAC, INC ., a New York corporation, as borrower (the "Borrower"), and BANK OF AMERICA, N.A. (f/k/a NationsBank, N.A.), a national banking association, as lender (the "Lender").

W I T N E S S E T H:

      WHEREAS, the Borrower and the Lender are parties to that certain Second Amended and Restated Loan Agreement, dated as of October 13, 1994, as amended by the First Amendment to Second Amended and Restated Loan Agreement, dated as of October 31, 1996 and as amended by the Second Amendment to Second Amended and Restated Loan Agreement, dated as of July 10, 1998 (as amended, the "Loan Agreement"), pursuant to which the Lender extended certain financial accommodations to the Borrower; and

      WHEREAS, the Borrower has requested, and the Lender has agreed, subject to the terms hereof, to amend certain provisions of the Loan Agreement, including an extension of the maturity date from October 31, 2000 to October 31, 2002; and

      NOW, THEREFORE, in consideration of the premises, the terms and conditions contained herein, and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

      1.    Definitions. All capitalized terms used herein and not expressly defined herein shall have the same respective meanings given to such terms in the Loan Agreement.

      2.    Amendment to Article I.

      (a)   Article I of the Loan Agreement, Particular Terms and Definitions, is hereby amended by deleting the definitions of "Commitment," "Lender" and "Note" in their entireties and substituting in lieu thereof the following new definitions to read as follows in the proper alphabetical order:

"Commitment: That certain agreement dated as of September 29, 1994 between the Borrower and the Lender, a copy of which is attached hereto as Exhibit 'A,' as amended and supplemented by that certain agreement dated as of October 25, 1996 between the Borrower and the Lender, a copy of which is attached as Exhibit 'A' to the First Amendment to the Loan Agreement dated as of October 31, 1996 by and between the Borrower and the Lender, as amended and supplemented by that certain agreement dated as of June 19, 1998 between the Borrower

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and the Lender, a copy of which is attached as Exhibit 'A' to the Second Amendment to the Loan Agreement dated as of July 10, 1998 by and between the Borrower and the Lender, and as further amended and supplemented by that certain agreement dated as of March 28, 2000 between the Borrower and the Lender, a copy of which is attached as Exhibit 'A' to the Third Amendment to the Loan Agreement dated as of April 27, 2000 by and between the Borrower and the Lender.

Lender:   Bank of America, N.A., (f/k/a NationsBank, N.A.) a national banking association, chartered under the laws of the United States of America, and having as its address:
Bank of America, N.A. 600 Peachtree Street, N.E. 19th Floor Atlanta, Georgia 30308-2214 Attention: Ché Watkins

Note:   The Third Amended and Restated Promissory Note, dated as of April 27, 2000 (the 'Revolving Note') in the principal amount of its Loan Amount made by the Borrower to the order of the Lender."

      (b)   Article I of the Loan Agreement, Particular Terms and Definitions is hereby amended by adding to the end of the definition of "Guarantor" therein the following new text:

"CPAC Italia, SRL f/k/a Chimifoto Orrano Via Bolzano 29 Milano 20127 Italy CPAC Asia 112 Moo 9, Bangna-Trad Highway KM 36 Bangwua, Bangpakong Chachoengsao 24180 Thailand"

      3.    Amendments to Article III.

      (a)   Article III of the Loan Agreement, Covenants of the Borrower, is hereby further amended by deleting Section 3.12 in its entirety and substituting in lieu thereof:

      "On any date of determination, the Borrower will maintain a minimum Net Worth

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of no less than Fifty Million Dollars ($50,000,000) plus seventy-five percent (75%) of the cumulative, positive Net Income generated from March 31, 2000 to the date on which the computation of Net Worth is being made calculated as of the end of the most recently completed fiscal quarter minus up to Two Million Five Hundred Thousand Dollars ($2,500,000.00) in common stock repurchases, to the extent transacted in the most recently completed four fiscal quarter period; provided, however, that during any fiscal quarter during which the Borrower institutes and/or maintains a monetary dividend payment on its Capital Stock, sixty-five percent (65%) of the Net Income generated for such fiscal quarter instead of seventy-five percent (75%) of the Net Income generated shall be included in the computation of Net Worth. 'Net Worth' shall be defined as the Total Capital Stock of the Borrower plus the Borrower's Paid-in-Capital plus Retained Earnings of the Borrower, net of the Borrower's Treasury Stock and net of foreign currency translation adjustments; 'Net Income' shall be defined as net income of the Borrower and its subsidiaries on a consolidated basis determined in accordance with GAAP."

      (b)   Article III of the Loan Agreement, Covenants of the Borrower, is hereby further amended by deleting the existing Section 3.13 in its entirety and substituting in lieu thereof:

      "3.13   The Borrower will maintain as of the end of each fiscal quarter a Funded Debt to Cash Flow ratio of not more than 2.5 to 1.0. 'Cash Flow' shall be defined as Net Income of the Borrower for the most recently completed four (4) fiscal quarters, plus, to the extent deducted in determining Net Income, the sum of each of the following for such period:  (a) depreciation and amortization allowances, (b) interest expense (net of any interest income) and (c) income tax expense. 'Funded Debt' shall be defined as Debt for money borrowed and Debt represented by notes payable and drafts accepted representing extensions of credit, all obligations evidenced by bonds, debentures, notes or other similar instruments, all Debt upon which interest charges are customarily paid, all Capitalized Lease Obligations, all reimbursement obligations with respect to outstanding letters of credit, all Debt issued or assumed as full or partial payment for property or services (other than trade payables arising in the ordinary course of business, but only if and so long as such accounts are payable on customary trade terms), whether or not any such notes, drafts, obligations or Debt represent Debt for money borrowed, and, without duplication, guaranties of any of the foregoing."

      (c)   Article III of the Loan Agreement, Covenants of the Borrower, is hereby further amended by inserting in the following new text thereof:

      "3.19   The Borrower shall prepay the Revolving Loan in an aggregate amount equal to 100% of the net cash proceeds of any material asset sales, insurance proceeds, any issuance of debt, equity or other capital."

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      4.    Amendments to Article V.

      (a)   Article V of the Loan Agreement, General Conditions, is hereby amended by deleting the existing Section 5.1 in its entirety and substituting in lieu thereof:

      "5.1   The Borrower agrees to pay the Lender an unused fee on the aggregate unborrowed balance of the Revolving Loan, for each day from April 27, 2000 until the Revolving Loan maturity date, (a) at all times that the aggregate unborrowed balance of the Revolving Loan is greater than Ten Million Dollars ($10,000,000.00), at a rate of one-quarter of one percent (1/4%) per annum or (b) at all times that the aggregate borrowed balance of the Revolving Loan is equal to or less than Ten Million Dollars ($10,000,000.00), at a rate of one-eighth of one percent (1/8%) per annum.  Such unused fee shall be computed on the basis of a year of 365/366 days for the actual number of days elapsed, shall be billed quarterly in arrears on the last day of each calendar quarter, commencing on June 30, 2000, shall be fully earned when due, and shall be non-refundable when paid. A final payment of any unused fee then payable shall also be due and payable on the Revolving Loan maturity date."

      (b)   Article V of the Loan Agreement, General Conditions, is hereby further amended by deleting the existing Section 5.2 in its entirety and substituting in lieu thereof:

      "5.2   The Borrower may borrow, repay and reborrow funds under the Revolving Loan at its option in increments of no less than Ten Thousand Dollars ($10,000.00) during the term of the Revolving Loan so long as there exists no Event of Default thereunder."

      (c)   Article V of the Loan Agreement, General Conditions, is hereby further amended by deleting the existing Section 5.3 in its entirety and substituting in lieu thereof:

      "5.3   The Loans shall be cross-collateralized by the following described collateral; and all of said collateral shall serve as security for the Loans. The Lender shall have a valid, perfected first security interest in:

(a)   All accounts, documents, instruments, contract rights, chattel paper and general intangibles of the Borrower and its subsidiaries, excluding CPAC-Europe and CPAC Asia.

(b)   All inventory and equipment of the Borrower and its subsidiaries, excluding CPAC-Europe and CPAC Asia.

(c)   All products and proceeds of the foregoing collateral, excluding those of CPAC-Europe and CPAC Asia.

(d)   All Collateral described in each Security Agreement."

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      5.    Representations and Warranties. The Borrower hereby represents and warrants to and in favor of the Lender as follows:

      (a)   Each representation and warranty set forth in Article II of the Loan Agreement, as amended hereby, is hereby restated and affirmed as true and correct in all material respects as of the date hereof, except to the extent (i) previously fulfilled in accordance with the terms of the Loan Agreement, as amended hereby, (ii) Borrower has provided the Lender updates to information provided to the Lender in accordance with the terms of such representations and warranties, or (iii) relating specifically to the Agreement Date or otherwise inapplicable;

      (b)   The Borrower has the corporate power and authority (i) to enter into this Amendment, and (ii) to do all acts and things as are required or contemplated hereunder to be done, observed and performed by it;

      (c)   This Amendment has been duly authorized, validly executed and delivered by one or more Authorized Signatories of the Borrower, and constitutes the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with its terms, subject, as to enforcement of remedies, to the following qualifications: (i) an order of specific performance and an injunction are discretionary remedies and, in particular, may not be available where damages are considered an adequate remedy at law, and (ii) enforcement may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other similar laws affecting enforcement of creditors' rights generally (insofar as any such law relates to the bankruptcy, insolvency or similar event of the Borrower); and

      (d)   The execution and delivery of this Amendment and performance by the Borrower under the Loan Agreement, as amended hereby, does not and will not require the consent or approval of any regulatory authority or governmental authority or agency having jurisdiction over the Borrower which has not already been obtained, nor be in contravention of or in conflict with the Articles of Incorporation or By-Laws of the Borrower, or any provision of any statute, judgment, order, indenture, instrument, agreement, or undertaking, to which the Borrower is party or by which the Borrower's assets or properties are bound.

      6.    Conditions Precedent to Effectiveness of Amendment. The effectiveness of this Amendment is subject to:

      (a)   all of the representations and warranties of the Borrower under Section 5 hereof which are made as of the date hereof, shall be true and correct in all material respects;

      (b)   receipt by Lender of duly executed Amendment;

      (c)   receipt by the Lender of a certificate of the chief financial officer of the Borrower certifying that no Default exists both before and after giving effect to this Amendment, and there has been no material adverse change in the financial condition of the Borrower both before and after giving effect to this Amendment;

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      (d)   receipt by the Lender of duly executed Third Amended and Restated Revolving Note in substantially the form attached hereto as Exhibit "A", which promissory note shall be deemed to be a "Note" under the Loan Agreement and the other Loan Documents for all purposes hereafter; and

      (e)   receipt by Lender of duly executed AutoBorrow Service Agreement (as defined and set forth in the Note);

      (f)   receipt by Lender of duly executed Affirmation of Guaranty and Confirmation of Security Documents;

      (g)   receipt by Lender of Guaranty executed by CPAC Asia;

      (h)   receipt by Lender of duly executed opinion of counsel for Borrower and the Guarantors in form and substance satisfactory to the Lender;

      (i)   receipt by the Lender from the Borrower of funds in payment of an upfront fee in the amount of Twenty-Five Thousand Dollars ($25,000); and

      (j)   receipt of any other documents or instruments that the Lender may reasonably request, certified by an officer of the Borrower if so requested.

      7.    Effect of Amendment; No Novation. Except for the amendments set forth above and the amendment and restatement of the Amended and Restated Promissory Note pursuant to the Third Amended and Restated Promissory Note dated of even date herewith (the "Revolving Note"), the text of the Loan Agreement and all other Loan Documents shall remain unchanged and in full force and effect. No waiver by the Lender under the Loan Agreement or any other Loan Document is granted or intended except as expressly set forth herein, and the Lender expressly reserves the right to require strict compliance in all other respects. Except as set forth herein and in the Revolving Note, the amendments agreed to herein shall not constitute a modification of the Loan Agreement or any of the other Loan Documents, or a course of dealing with the Lender, at variance with the Loan Agreement or any of the other Loan Documents, such as to require further notice by the Lender to require strict compliance with the terms of the Loan Agreement and the other Loan Documents in the future. The terms of this Amendment are not intended to and do not serve as a novation as to the Loan Agreement or the Revolving Note or the indebtedness evidenced thereby. The parties hereto expressly do not intend to extinguish any debt or security interest created pursuant to the Loan Agreement or any document executed in connection therewith. Instead it is the express intention to affirm the Loan Agreement and the security created thereby.

      8.    Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same instrument.

      9.    Successors and Assigns. This Amendment shall be binding upon and inure to the

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benefit of the successors and permitted assigns of the parties hereto.

      10.   GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF GEORGIA, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.

      11.   Arbitration.

      (a)   THIS PARAGRAPH CONCERNS THE RESOLUTION OF ANY CONTROVERSIES OR CLAIMS BETWEEN THE BORROWER AND THE LENDER, WHETHER ARISING IN CONTRACT, TORT OR BY STATUTE, INCLUDING BUT NOT LIMITED TO CONTROVERSIES OR CLAIMS THAT ARISE OUT OF OR RELATE TO: (i) THIS AMENDMENT (INCLUDING ANY RENEWALS, EXTENSIONS OR MODIFICATIONS); OR (ii) ANY DOCUMENT RELATED TO THIS AMENDMENT; (COLLECTIVELY A "CLAIM").

      (b)   AT THE REQUEST OF THE BORROWER OR THE LENDER, ANY CLAIM SHALL BE RESOLVED BY BINDING ARBITRATION IN ACCORDANCE WITH THE FEDERAL ARBITRATION ACT (TITLE 9, U. S. CODE) (THE "ACT"). THE ACT WILL APPLY EVEN THOUGH THIS AMENDMENT PROVIDES THAT IT IS GOVERNED BY THE LAW OF A SPECIFIED STATE.

      (c)   ARBITRATION PROCEEDINGS WILL BE DETERMINED IN ACCORDANCE WITH THE ACT, THE RULES AND PROCEDURES FOR THE ARBITRATION OF FINANCIAL SERVICES DISPUTES OF J.A.M.S./ENDISPUTE OR ANY SUCCESSOR THEREOF ("J.A.M.S."), AND THE TERMS OF THIS PARAGRAPH. IN THE EVENT OF ANY INCONSISTENCY, THE TERMS OF THIS PARAGRAPH SHALL CONTROL.

      (d)   THE ARBITRATION SHALL BE ADMINISTERED BY J.A.M.S. AND CONDUCTED IN ANY U. S. STATE WHERE REAL OR TANGIBLE PERSONAL PROPERTY COLLATERAL FOR THIS CREDIT IS LOCATED OR IF THERE IS NO SUCH COLLATERAL, IN GEORGIA. ALL CLAIMS SHALL BE DETERMINED BY ONE ARBITRATOR; HOWEVER, IF CLAIMS EXCEED $5,000,000, UPON THE REQUEST OF ANY PARTY, THE CLAIMS SHALL BE DECIDED BY THREE ARBITRATORS. ALL ARBITRATION HEARINGS SHALL COMMENCE WITHIN 90 DAYS OF THE DEMAND FOR ARBITRATION AND CLOSE WITHIN 90 DAYS OF COMMENCEMENT AND THE AWARD OF THE ARBITRATOR(S) SHALL BE ISSUED WITHIN 30 DAYS OF THE CLOSE OF THE HEARING. HOWEVER, THE ARBITRATOR(S), UPON A SHOWING OF GOOD CAUSE, MAY EXTEND THE COMMENCEMENT OF THE HEARING FOR UP TO AN ADDITIONAL 60 DAYS. THE ARBITRATOR(S) SHALL PROVIDE A CONCISE WRITTEN STATEMENT OF REASONS FOR THE AWARD. THE ARBITRATION AWARD MAY BE SUBMITTED TO ANY COURT HAVING JURISDICTION TO BE CONFIRMED AND ENFORCED.

      (e)   THE ARBITRATOR(S) WILL HAVE THE AUTHORITY TO DECIDE

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WHETHER ANY CLAIM IS BARRED BY THE STATUTE OF LIMITATIONS AND, IF SO, TO DISMISS THE ARBITRATION ON THAT BASIS. FOR PURPOSES OF THE APPLICATION OF THE STATUTE OF LIMITATIONS, THE SERVICE ON J.A.M.S. UNDER APPLICABLE J.A.M.S. RULES OF A NOTICE OF CLAIM IS THE EQUIVALENT OF THE FILING OF A LAWSUIT. ANY DISPUTE CONCERNING THIS ARBITRATION PROVISION OR WHETHER A CLAIM IS ARBITRABLE SHALL BE DETERMINED BY THE ARBITRATOR(S). THE ARBITRATOR(S) SHALL HAVE THE POWER TO AWARD LEGAL FEES PURSUANT TO THE TERMS OF THIS AMENDMENT.

      (f)   THIS PARAGRAPH DOES NOT LIMIT THE RIGHT OF THE BORROWER OR THE LENDER TO: (i) EXERCISE SELF-HELP REMEDIES, SUCH AS BUT NOT LIMITED TO, SETOFF; (ii) INITIATE JUDICIAL OR NONJUDICIAL FORECLOSURE AGAINST ANY REAL OR PERSONAL PROPERTY COLLATERAL; (iii) EXERCISE ANY JUDICIAL OR POWER OF SALE RIGHTS, OR (iv) ACT IN A COURT OF LAW TO OBTAIN AN INTERIM REMEDY, SUCH AS BUT NOT LIMITED TO, INJUNCTIVE RELIEF, WRIT OF POSSESSION OR APPOINTMENT OF A RECEIVER, OR ADDITIONAL OR SUPPLEMENTARY REMEDIES.

      12.   Loan Documents. This document shall be deemed to be a Loan Document for all purposes.

[Remainder of Page Intentionally Left Blank]

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      IN WITNESS WHEREOF, the parties hereto have executed this Amendment under seal as of the day and year first above written.

BORROWER:	CPAC, INC.

	By:	/s/ Thomas J. Weldgen Thomas J. Weldgen Chief Financial Officer

	Attest:	/s/ Natalie S. Gayton Name: Natalie S. Gayton Title: Corp. Payroll & Tax Manager

[CORPORATE SEAL]

LENDER:	BANK OF AMERICA, N.A. (f/k/a NationsBank, N.A.)

	By:	/s/ Scott E. Reed Name: Scott E. Reed Title: Senior Vice President

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THIRD AMENDED AND RESTATED PROMISSORY NOTE

Date: April 27, 2000	Amount: $20,000,000.00 Maturity Date: October 31, 2002

WHEREAS, pursuant to that certain Promissory Note dated December 9, 1992, as amended by that certain Note Modification Agreement dated December 16, 1993, as further amended by that certain Second Note Modification Agreement dated October 13, 1994 (as amended, the "Original Promissory Note"), CPAC, INC., a New York corporation ("Borrower") obtained from BANK OF AMERICA, N.A. (formerly known as NationsBank, N.A., and hereinafter, together with its successors and assigns, called the "Lender"), a revolving loan not to exceed Four Million Five Hundred Thousand Dollars ($4,500,000.00) with a maturity date of October 31, 1996;

WHEREAS, Borrower and Lender are parties to that certain Second Amended and Restated Loan Agreement dated as of October 13, 1994, as amended by First Amendment thereto dated as of October 31, 1996 and as amended by Second Amendment thereto dated as of July 10, 1998 (as amended, the "Loan Agreement"), pursuant to which the revolving loan obtained from the lender was increased to Twenty Million Dollars ($20,000,000.00) with a maturity date of October 31, 2000;

WHEREAS, Borrower and Lender are parties to the Third Amendment to Loan Agreement dated as of April 27, 2000, whereby the Borrower has requested that the Original Promissory Note be modified to extend the maturity date thereof and as otherwise hereinafter set forth and Lender has agreed to such modification;

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, one and no/100 dollar ($1.00) and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the Lender and the Borrower agree that all capitalized terms used herein shall have the meanings ascribed thereto in the Loan Agreement and further to amend and restate the Original Promissory Note subject to the terms and conditions set forth herein.

FOR VALUE RECEIVED, Borrower promises to pay to the order of Lender, at Bank of America, N.A., 600 Peachtree St., N.E., 19th Floor, Atlanta, Georgia 30308-2214 or such other place as Lender may designate in writing to the Borrower, without set-off, counterclaim or reduction of any kind, the principal sum of TWENTY MILLION AND 00/100s DOLLARS ($20,000,000.00) of United States funds, or, if less, so much thereof as may from time to time be advanced by Lender to Borrower and is outstanding (a) hereunder, plus interest as hereinafter provided and (b) under that certain AutoBorrow Service Agreement dated as of April 27, 2000 between the Borrower and the Lender (the "AutoBorrow Service Agreement").

THIS NOTE IS GIVEN IN REPLACEMENT OF THE ORIGINAL PROMISSORY NOTE AND SHALL NOT CONSTITUTE A NOVATION WITH RESPECT TO SUCH NOTES OR THE INDEBTEDNESS EVIDENCED THEREBY.

1.    Rate. The Rate shall be, at Borrower's option, the Prime Rate or the LIBOR Basis.

Prime Rate. The Prime Rate, plus zero percent (0%), per annum. The "Prime Rate" is the fluctuating rate of interest established by Lender from time to time, at its discretion, whether or not such rate shall be otherwise published. The Prime Rate is established by Lender as an index and may or may not at any time be the best or lowest rate charged by Lender on any loan.

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LIBOR Basis. The LIBOR Basis shall mean a simple per annum interest rate (rounded upward, if necessary, to the nearest one-hundredth (1/100th) of one percent) equal to the sum of (a) the quotient of (i) the LIBOR Rate divided by (ii) one minus the LIBOR Reserve Percentage, stated as a decimal, plus (b) the Applicable Margin. The "LIBOR Rate" is, for any advance for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1% appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in United States Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period. If for any reason such rate is not available, the term "LIBOR Rate" shall mean, for any advance for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in United States Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of such rates. The "Interest Period" is thirty (30) days. Notwithstanding the foregoing, however, (i) any applicable Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any applicable Interest Period which begins on a day for which there is no numerically corresponding day in the calendar month during which such Interest Period is to end shall (subject to clause (i) above) end on the last day of such calendar month, and (iii) no Interest Period shall extend beyond the Maturity Date or such earlier date as would interfere with the repayment obligations of the Borrower hereunder. The "LIBOR Reserve Percentage" is the percentage which is in effect from time to time under Regulation D of the Board of Governors of the Federal Reserve System, as such regulation may be amended from time to time, as the maximum reserve requirement applicable with respect to Eurocurrency Liabilities (as that term is defined in Regulation D), whether or not Lender has any such Eurocurrency Liabilities subject to such reserve requirement at that time.  The LIBOR Basis for any advance shall be adjusted as of the effective date of any change in the LIBOR Reserve Percentage.

CD Collateral. On and after the Agreement Date, the Borrower shall have the option to cash collateralize this Note with a Three Million Dollar ($3,000,000) certificate of deposit on deposit with Lender ("CD Collateral"). Upon the delivery of the CD Collateral to the Lender and the execution and delivery of the Pledge Agreement pledging such CD Collateral to the Lender, the Applicable Margin shall be reduced as set forth herein.

Applicable Margin. The Applicable Margin shall be the interest rate margin determined by Lender based upon the ratios for the most recent fiscal quarter end, effective as of the first Business Day of the month after the financial statements referred to in Section 3.6 of the Loan Agreement are required to be furnished by Borrower to Lender for the fiscal quarter most recently ended, determined as follows:

Funded Debt to Cash Flow	Applicable Margin
	Without CD Collateral	With CD Collateral
Greater than 1.75	2.00%	1.875%
Greater than 1.25 but less than or equal to 1.75	1.500%	1.375%
Greater than .075 but less than or equal to 1.25	1.000%	0.875%
Less than or equal to .075	0.750%	0.625%

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Notwithstanding any provision of this Note, Lender does not intend to charge and Borrower shall not be required to pay any amount of interest or other charges in excess of the maximum permitted by the applicable law of the State of Georgia; if any higher rate ceiling is lawful, then that higher rate ceiling shall apply. Any payment in excess of such maximum shall be refunded to Borrower or credited against principal, at the option of Lender.

2.    Accrual Method. Interest at the Rate set forth above will be calculated by the 365/360 day method (a daily amount of interest is computed for a hypothetical year of 360 days; that amount is multiplied by the actual number of days for which any principal is outstanding hereunder).

3.    Rate Change Date. Any Rate based on a fluctuating index or base rate will change, unless otherwise provided, each time and as of the date that the index or base rate changes. In the event any index is discontinued, Lender shall substitute an index determined by Lender to be comparable, in its sole discretion.

4.    Payment Schedule. All payments received hereunder shall be applied first to the payment of any expense or charges payable hereunder or under any other loan documents executed in connection with this Note, then to interest due and payable, with the balance applied to principal, or in such other order as Lender shall determine at its option. Principal shall be paid in full in a single payment on October 31, 2002. Interest thereon shall be paid monthly, on the first day of each Interest Period, and continuing on the first day of each successive month thereafter, with a final payment of all unpaid interest at the stated maturity of this Note.

5.    Revolving Feature. Borrower may borrow, repay and reborrow hereunder at any time, up to a maximum aggregate amount not to exceed the Available Commitment, provided that Borrower is not in default under any provision of this Note, any other documents executed in connection with this Note, or any other note or other loan documents now or hereafter executed in connection with any other obligation of Borrower to Lender, and provided that the borrowings hereunder do not exceed any borrowing base or other limitation on borrowings by Borrower. Lender shall incur no liability for its refusal to advance funds based upon its determination that any conditions of such further advances have not been met. Lender records of the amounts borrowed from time to time shall be conclusive proof thereof. "Available Commitment" shall mean, on any date of determination, the difference of (a) the Revolving Commitment in effect on such date minus (b) the sum of (i) the aggregate principal amount of all loans outstanding hereunder on such date, and (ii) amounts then outstanding under the AutoBorrow Service Agreement. "Revolving Commitment" shall mean the obligation of the Lender to make advances hereunder to the Borrower from time to time, pursuant to the terms hereof in the aggregate amount on the date hereof of up to Twenty Million Dollars ($20,000,000.00) as such amount may be reduced pursuant to the terms hereof.

6.    Automatic Payment. Borrower has elected to authorize Lender to effect payment of sums due under this Note by means of debiting Borrower's account number 07908684. This authorization shall not affect the obligation of Borrower to pay such sums when due, without notice, if there are insufficient funds in such account to make such payment in full on the due date thereof, or if Lender fails to debit the account.

7.    Waivers, Consents and Covenants. Borrower, any indorser or guarantor hereof, or any other party hereto (individually an "Obligor" and collectively "Obligors") and each of them jointly and severally: (a) waive presentment, demand, protest, notice of demand, notice of intent to accelerate, notice of acceleration of maturity, notice of protest, notice of nonpayment, notice of dishonor, and any other notice required to be given under the law to any Obligor in connection with the delivery, acceptance, performance, default or enforcement of this Note, any indorsement or guaranty of this Note, or any other

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documents executed in connection with this Note or any other note or other loan documents now or hereafter executed in connection with any obligation of Borrower to Lender (the "Loan Documents"); (b) consent to all delays, extensions, renewals or other modifications of this Note or the Loan Documents, or waivers of any term hereof or of the Loan Documents, or release or discharge by Lender of any of Obligors, or release, substitution or exchange of any security for the payment hereof, or the failure to act on the part of Lender, or any indulgence shown by Lender (without notice to or further assent from any of Obligors), and agree that no such action, failure to act or failure to exercise any right or remedy by Lender shall in any way affect or impair the obligations of any Obligors or be construed as a waiver by Lender of, or otherwise affect, any of Lender's rights under this Note, under any indorsement or guaranty of this Note or under any of the Loan Documents; and (c) agree to pay, on demand, all costs and expenses of collection or defense of this Note or of any indorsement or guaranty hereof and/or the enforcement or defense of Lender's rights with respect to, or the administration, supervision, preservation, or protection of, or realization upon, any property securing payment hereof, including, without limitation, reasonable attorney's fees, including fees related to any suit, mediation or arbitration proceeding, out of court payment agreement, trial, appeal, bankruptcy proceedings or other proceeding, in such amount as may be determined reasonable by any arbitrator or court, whichever is applicable.

8.    "Interest" Limited. As used in this Note and for the purposes of Section 7-4-2 of the Official Code of Georgia Annotated, or any successor thereto, the term "interest" does not include any fees (including, but not limited to, the Loan Fee) or other charges imposed on Borrower in connection with the indebtedness evidenced by this Note, other than the interest described above.

9.    Prepayments.

      (a) Optional Prepayments. Notwithstanding any other provision in this Note or other Loan Documents, prepayments may be made in whole or in part at any time on any loan under the Revolving Loan. All prepayments of principal shall be applied in the inverse order of maturity, or in such other order as Lender shall determine in its sole discretion. Any unutilized portion of the Revolving Commitment hereunder in excess of the Maximum Availability (as defined in and determined in accordance with the AutoBorrow Service Agreement) may be irrevocably reduced in whole or in part. Loans made under the Revolving Commitment using the LIBOR Basis may be prepaid provided that the Borrower shall, within 15 days of any request by the Lender, reimburse Lender for any loss or out-of-pocket expense incurred by Lender in connection with its cost of funds arising from such prepayment.

      (b) Mandatory Prepayment. The Revolving Loan shall be prepaid by an amount equal to 100% of the net cash proceeds of any material asset sales, insurance proceeds, any reissuance of debt, equity or other capital .

10.   Delinquency Charge. To the extent permitted by law, a delinquency charge may be imposed in an amount not to exceed four percent (4%) of any payment that is more than fifteen days late.

11.   Events of Default. The following are events of default hereunder: (a) the failure to pay or perform any obligation, liability or indebtedness of any Obligor to Lender, or to any affiliate or subsidiary of Bank of America, N.A., whether under this Note or any Loan Documents, as and when due (whether upon demand, at maturity or by acceleration); (b) the failure to pay or perform any other obligation, liability or indebtedness of any Obligor to any other party; (c) the death of any Obligor (if an individual); (d) the resignation or withdrawal of any partner or a material owner/guarantor of Borrower, as determined by Lender in its sole discretion; (e) the commencement of a proceeding against any Obligor for dissolution or liquidation, the voluntary or involuntary termination or dissolution of any Obligor or the merger or consolidation of any Obligor with or into another entity; (f) the insolvency of, the business failure of, the appointment of a custodian, trustee, liquidator or receiver for or for any of the property of,

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the assignment for the benefit of creditors by, or the filing of a petition under bankruptcy, insolvency or debtor's relief law or the filing of a petition for any adjustment of indebtedness, composition or extension by or against any Obligor; (g) the determination by Lender that any representation or warranty made to Lender by any Obligor in any Loan Documents or otherwise is or was, when it was made, untrue or materially misleading; (h) the failure of any Obligor to timely deliver such financial statements, including tax returns, other statements of condition or other information, as Lender shall request from time to time; (i) the entry of a judgment against any Obligor which Lender deems to be of a material nature, in Lender's sole discretion; (j) the seizure or forfeiture of, or the issuance of any writ of possession, garnishment or attachment, or any turnover order for any property of any Obligor; (k) the determination by Lender that it is insecure for any reason; (l) the determination by Lender that a material adverse change has occurred in the financial condition of any Obligor; or (m) the failure of Borrower's business to comply with any law or regulation controlling its operation.

12.   Remedies upon Default. Whenever there is a default under this Note (a) the entire balance outstanding hereunder and all other obligations of any Obligor to Lender (however acquired or evidenced) shall, at the option of Lender, become immediately due and payable and any obligation of Lender to permit further borrowing under this Note shall immediately cease and terminate, and/or (b) to the extent permitted by law, the Rate of interest on the unpaid principal shall be increased at Lender's discretion up to the maximum rate allowed by law, or if none, 25% per annum (the "Default Rate"). The provisions herein for a Default Rate shall not be deemed to extend the time for any payment hereunder or to constitute a "grace period" giving Obligors a right to cure any default. At Lender's option, any accrued and unpaid interest, fees or charges may, for purposes of computing and accruing interest on a daily basis after the due date of the Note or any installment thereof, be deemed to be a part of the principal balance, and interest shall accrue on a daily compounded basis after such date at the Default Rate provided in this Note until the entire outstanding balance of principal and interest is paid in full. Upon a default under this Note, Lender is hereby authorized at any time, at its option and without notice or demand, to set off and charge against any deposit accounts of any Obligor (as well as any money, instruments, securities, documents, chattel paper, credits, claims, demands, income and any other property, rights and interests of any Obligor), which at any time shall come into the possession or custody or under the control of Lender or any of its agents, affiliates or correspondents, any and all obligations due hereunder. Additionally, Lender shall have all rights and remedies available under each of the Loan Documents, as well as all rights and remedies available at law or in equity.

13.   Non-Waiver. The failure at any time of Lender to exercise any of its options or any other rights hereunder shall not constitute a waiver thereof, nor shall it be a bar to the exercise of any of its options or rights at a later date. All rights and remedies of Lender shall be cumulative and may be pursued singly, successively or together, at the option of Lender. The acceptance by Lender of any partial payment shall not constitute a waiver of any default or of any of Lender's rights under this Note. No waiver of any of its rights hereunder, and no modification or amendment of this Note, shall be deemed to be made by Lender unless the same shall be in writing, duly signed on behalf of Lender; each such waiver shall apply only with respect to the specific instance involved, and shall in no way impair the rights of Lender or the obligations of Obligors to Lender in any other respect at any other time.

14.   Applicable Law, Venue and Jurisdiction. This Note and the rights and obligations of Borrower and Lender shall be governed by and interpreted in accordance with the law of the State of Georgia. In any litigation in connection with or to enforce this Note or any indorsement or guaranty of this Note or any Loan Documents, Obligors, and each of them, irrevocably consent to and confer personal jurisdiction on the courts of the State of Georgia or the United States located within the State of Georgia and expressly waive any objections as to venue in any such courts. Nothing contained herein shall, however, prevent Lender from bringing any action or exercising any rights within any other state or jurisdiction or from obtaining personal jurisdiction by any other means available under applicable law.

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15.   Partial Invalidity. The unenforceability or invalidity of any provision of this Note shall not affect the enforceability or validity of any other provision herein and the invalidity or unenforceability of any provision of this Note or of the Loan Documents to any person or circumstance shall not affect the enforceability or validity of such provision as it may apply to other persons or circumstances.

16.   Binding Effect. This Note shall be binding upon and inure to the benefit of Borrower, Obligors and Lender and their respective successors, assigns, heirs and personal representatives, provided, however, that no obligations of Borrower or Obligors hereunder can be assigned without prior written consent of Lender.

17.   Controlling Document. To the extent that this Note conflicts with or is in any way incompatible with any other document related specifically to the loan evidenced by this Note, this Note shall control over any other such document, and if this Note does not address an issue, then each other such document shall control to the extent that it deals most specifically with an issue.

18.   Indemnity.  The Borrower agrees to indemnify and hold harmless the Lender and their affiliates, employees, representatives, shareholders, officers, directors and counsel (any of the foregoing shall be an "Indemnitee") from and against any and all claims, liabilities, losses, damages, actions, attorneys' fees and expenses (as such fees and expenses are incurred) and demands by any party, including the costs of investigating and defending such claims, whether or not the Borrower, any subsidiary or the Person seeking indemnification is the prevailing party (a) resulting from any breach or alleged breach by the Borrower or any subsidiary of the Borrower of any representation or warranty made hereunder; or (b)  otherwise arising out of (i) the Commitment or otherwise under this Note, any Loan Document or any transaction contemplated hereby or thereby, including, without limitation, the use of the proceeds of Loans hereunder in any fashion by the Borrower or the performance of their respective obligations under the Loan Documents by the Borrower or any of its subsidiaries, (ii) allegations of any participation by the Lender in the affairs of the Borrower or any of its subsidiaries, or allegations that the Lender has any joint liability with the Borrower or any of its subsidiaries for any reason, (iii) any claims against the Lender by any shareholder or other investor in or lender to the Borrower or any subsidiary, by any brokers or finders or investment advisers or investment bankers retained by the Borrower or by any other third party, arising out of the Commitment or otherwise under this Note; or (c) in connection with taxes (not including federal or state income taxes or other taxes based solely upon the revenues of such Persons), fees, and other charges payable in connection with the Loans, or the execution, delivery, and enforcement of this Note, the other Loan Documents, and any amendments thereto or waivers of any of the provisions thereof; unless the Person seeking indemnification hereunder is determined in such case to have acted with gross negligence or willful misconduct, in any case, by a final, non-appealable judicial order of a court of competent jurisdiction. The obligations of the Borrower under this Section 19 are in addition to, and shall not otherwise limit, any liabilities which the Borrower might otherwise have in connection with any warranties or similar obligations of the Borrower in any other Loan Document.

19.   ARBITRATION.

      (a) THIS PARAGRAPH CONCERNS THE RESOLUTION OF ANY CONTROVERSIES OR CLAIMS BETWEEN THE BORROWER AND THE LENDER, WHETHER ARISING IN CONTRACT, TORT OR BY STATUTE, INCLUDING BUT NOT LIMITED TO CONTROVERSIES OR CLAIMS THAT ARISE OUT OF OR RELATE TO: (I) THIS AGREEMENT (INCLUDING ANY RENEWALS, EXTENSIONS OR MODIFICATIONS); OR (II) ANY DOCUMENT RELATED TO THIS AGREEMENT; (COLLECTIVELY A "CLAIM").

      (b) AT THE REQUEST OF THE BORROWER OR THE LENDER, ANY CLAIM SHALL

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BE RESOLVED BY BINDING ARBITRATION IN ACCORDANCE WITH THE FEDERAL ARBITRATION ACT (TITLE 9, U. S. CODE) (THE "ACT"). THE ACT WILL APPLY EVEN THOUGH THIS AGREEMENT PROVIDES THAT IT IS GOVERNED BY THE LAW OF A SPECIFIED STATE.

      (c) ARBITRATION PROCEEDINGS WILL BE DETERMINED IN ACCORDANCE WITH THE ACT, THE RULES AND PROCEDURES FOR THE ARBITRATION OF FINANCIAL SERVICES DISPUTES OF J.A.M.S./ENDISPUTE OR ANY SUCCESSOR THEREOF ("J.A.M.S."), AND THE TERMS OF THIS PARAGRAPH. IN THE EVENT OF ANY INCONSISTENCY, THE TERMS OF THIS PARAGRAPH SHALL CONTROL.

      (d) THE ARBITRATION SHALL BE ADMINISTERED BY J.A.M.S. AND CONDUCTED IN ANY U. S. STATE WHERE REAL OR TANGIBLE PERSONAL PROPERTY COLLATERAL FOR THIS CREDIT IS LOCATED OR IF THERE IS NO SUCH COLLATERAL, IN GEORGIA. ALL CLAIMS SHALL BE DETERMINED BY ONE ARBITRATOR; HOWEVER, IF CLAIMS EXCEED $5,000,000, UPON THE REQUEST OF ANY PARTY, THE CLAIMS SHALL BE DECIDED BY THREE ARBITRATORS. ALL ARBITRATION HEARINGS SHALL COMMENCE WITHIN 90 DAYS OF THE DEMAND FOR ARBITRATION AND CLOSE WITHIN 90 DAYS OF COMMENCEMENT AND THE AWARD OF THE ARBITRATOR(S) SHALL BE ISSUED WITHIN 30 DAYS OF THE CLOSE OF THE HEARING. HOWEVER, THE ARBITRATOR(S), UPON A SHOWING OF GOOD CAUSE, MAY EXTEND THE COMMENCEMENT OF THE HEARING FOR UP TO AN ADDITIONAL 60 DAYS. THE ARBITRATOR(S) SHALL PROVIDE A CONCISE WRITTEN STATEMENT OF REASONS FOR THE AWARD. THE ARBITRATION AWARD MAY BE SUBMITTED TO ANY COURT HAVING JURISDICTION TO BE CONFIRMED AND ENFORCED.

      (e) THE ARBITRATOR(S) WILL HAVE THE AUTHORITY TO DECIDE WHETHER ANY CLAIM IS BARRED BY THE STATUTE OF LIMITATIONS AND, IF SO, TO DISMISS THE ARBITRATION ON THAT BASIS. FOR PURPOSES OF THE APPLICATION OF THE STATUTE OF LIMITATIONS, THE SERVICE ON J.A.M.S. UNDER APPLICABLE J.A.M.S. RULES OF A NOTICE OF CLAIM IS THE EQUIVALENT OF THE FILING OF A LAWSUIT. ANY DISPUTE CONCERNING THIS ARBITRATION PROVISION OR WHETHER A CLAIM IS ARBITRABLE SHALL BE DETERMINED BY THE ARBITRATOR(S). THE ARBITRATOR(S) SHALL HAVE THE POWER TO AWARD LEGAL FEES PURSUANT TO THE TERMS OF THIS AGREEMENT.

      (f) THIS PARAGRAPH DOES NOT LIMIT THE RIGHT OF THE BORROWER OR THE LENDER TO: (I) EXERCISE SELF-HELP REMEDIES, SUCH AS BUT NOT LIMITED TO, SETOFF; (II) INITIATE JUDICIAL OR NONJUDICIAL FORECLOSURE AGAINST ANY REAL OR PERSONAL PROPERTY COLLATERAL; (III) EXERCISE ANY JUDICIAL OR POWER OF SALE RIGHTS, OR (IV) ACT IN A COURT OF LAW TO OBTAIN AN INTERIM REMEDY, SUCH AS BUT NOT LIMITED TO, INJUNCTIVE RELIEF, WRIT OF POSSESSION OR APPOINTMENT OF A RECEIVER, OR ADDITIONAL OR SUPPLEMENTARY REMEDIES.

Borrower represents to Lender that the proceeds of this loan are to be used primarily for business, commercial or agricultural purposes. Borrower acknowledges having read and understood, and agrees to be bound by, all terms and conditions of this Note and hereby executes this Note under seal as of the date here above written.

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NOTICE OF FINAL AGREEMENT. THIS WRITTEN PROMISSORY NOTE REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

CPAC, INC., a New York corporation

By:	/s/ Thomas J. Weldgen Name: Thomas J. Weldgen Title: VP Finance and Chief Financial Officer

Attest:	/s/ Natalie S. Gayton Name: Natalie S. Gayton Title: Corp. Payroll & Tax Manager

[Corporate Seal]

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